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                     September 16, 2020

       Walter G. Borst
       Chief Financial Officer
       NAVISTAR INTERNATIONAL CORP
       2701 Navistar Drive
       Lisle, IL 60532

                                                        Re: NAVISTAR
INTERNATIONAL CORP
                                                            Form 10-K for the
Year Ended October 31, 2019
                                                            Filed December 17,
2019
                                                            File No. 001-09618

       Dear Mr. Borst:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing